Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
April 28, 2026

Federal Home Loan Bank of Indianapolis Announces First Quarter 2026 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its first quarter 2026 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.00%, respectively.

The dividends will be paid in cash on April 29, 2026.

Earnings Highlights

Three Months Ended March 31, 2026

Net interest income was $120 million, a net decrease of $6 million compared to the corresponding period in the prior year. The decrease was primarily due to lower market interest rates, which decreased the earnings generated from investing our capital in interest-earning assets. This decrease was partially offset by the positive impact of higher average balances of interest-earning assets.

Net income was $81 million, a net increase of $6 million compared to the corresponding period in the prior year. The increase was primarily due to an $11 million decrease in voluntary contributions to housing and community investments programs, reflecting changes in the timing and availability of our community investment programs compared to the corresponding period in the prior year. This increase was partially offset by the decrease in net interest income.

Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. Each year, the Bank is required to allocate to the AHP 10% of net income before assessments plus interest expense on mandatorily redeemable capital stock. For the three months ended March 31, 2026, required AHP assessments totaled $9 million, which will be available to the Bank's members in 2027 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements, and homebuyer down-payment assistance.

Consistent with 2025, the Bank has committed to allocating voluntary funding in the amount of 7.5% of prior year's net earnings to various affordable housing and community investment programs in 2026.

Exhibit 99.1
Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended March 31,
	2026	2025
Interest income	$869	$940
Interest expense	749	814
Net interest income after provision for credit losses	120	126
Other income	1	—
Other expenses	31	42
AHP assessments	9	9

Net income	$81	$75

Balance Sheet Highlights
Total assets, at March 31, 2026, were $87.7 billion, a net increase of $1.4 billion, or 2%, from December 31, 2025.

Advances
The carrying value of advances outstanding, at March 31, 2026, totaled $40.7 billion, a net increase of $1.1 billion, or 3%, from December 31, 2025.

In general, advances fluctuate in accordance with members' funding needs, primarily determined by their deposit levels, mortgage pipelines, loan growth, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding options.

Mortgage Loans Held for Portfolio
Mortgage loans held for portfolio, at March 31, 2026, totaled $12.6 billion, a net increase of $150 million, or 1%, from December 31, 2025.

In general, the Bank's volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing and refinancing activity in the United States, consumer product preferences, the Bank's balance sheet capacity, risk appetite, and regulatory considerations.

Total Investments

Total investments, which consists of investment securities and liquidity investments, totaled $33.6 billion at March 31, 2026, a net increase of $163 million, or less than 1%, from December 31, 2025.

Exhibit 99.1
Capital
Total capital, at March 31, 2026, was $4.7 billion, a net increase of $127 million, or 3%, from December 31, 2025. The net increase resulted primarily from members' purchases of capital stock to support their advances activity and growth in retained earnings.
The Bank's regulatory capital-to-assets ratio, at March 31, 2026, was 5.62%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	March 31, 2026	December 31, 2025
Advances	$40,736	$39,611
Mortgage loans held for portfolio, net	12,594	12,444
Total investments	33,592	33,429
Other assets	744	776

Total assets	$87,666	$86,260

Consolidated obligations	$81,017	$79,677
Mandatorily redeemable capital stock	282	282
Other liabilities	1,686	1,747
Total liabilities	82,985	81,706

Capital stock	2,823	2,696
Retained earnings	1,825	1,798
Accumulated other comprehensive income (loss)	33	60
Total capital	4,681	4,554

Total liabilities and capital	$87,666	$86,260

Total regulatory capital	$4,930	$4,776

Regulatory capital-to-assets ratio	5.62%	5.54%

Exhibit 99.1
All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of March 31, 2026, and its results for the three months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission ("SEC"), specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Media Contact:
For more information, contact John Bingham, SVP, MPP and Corporate Communications, at jbingham@fhlbi.com.

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.

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